Exhibit 99.1

CONTACT:	Brett Ponton

Chief Executive Officer

(585) 647-6400

Brian D’Ambrosia

Senior Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors and Media: Effie Veres

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. TO HOST INVESTOR DAY AND REPORT

FOURTH QUARTER AND FISCAL 2018 EARNINGS ON MAY 21, 2018

ROCHESTER, N.Y. – April 17, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it will hold its inaugural Investor Day on Monday, May 21, 2018 at the Lotte New York Palace Hotel in New York City. The Company intends to release its fourth quarter and fiscal 2018 earnings in conjunction with the Investor Day.

Brett Ponton, Monro’s President and Chief Executive Officer and members of the Company’s senior leadership team will provide insight into the Company’s strategic initiatives, growth strategy and financial guidance for fiscal 2019 and beyond. Attendance in person is limited to financial analysts and institutional investors, who must preregister via email to Investor.Registration@monro.com.

Registered guests are invited to arrive at 7:30 a.m. EDT on May 21st. Management presentations will begin at 8:00 a.m. EDT and conclude by approximately 11:00 a.m. EDT. The live audio webcast, including slide presentations, will be available to the public at the Investor Information section of the Company’s website, located at www.monro.com. The event will include a question and answer session, where onsite and webcast participants may submit questions. An archived copy of the webcast will be available later that same day through June 21, 2018.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,153 Company-operated stores, 98 franchised locations, five wholesale locations and two retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

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